EXHIBIT 99.1
PRESS RELEASE

Radial Energy Announces Letter of Intent to Participate in Ecuadorian Gold Mining Projects

Radial Energy Inc. (OTCBB: RENG) ("Radial" or the "Company") is pleased to announce that the Company has signed a Letter Of Intent ("LOI") with Minera Del Pacifico S.A. ("Pacifico") to acquire mining assets located in the productive gold mining province of El Oro, located in the southern region of Ecuador. The LOI plans for the acquisition of a 45% ownership interest in the EMPEC floatation mill and the rights to develop two existing gold mines. The EMPEC floatation mill also includes the rights to 19 exploration concessions and is one of the largest floatation mills in Ecuador, with the ability to produce approximately 250 tons of hard rock per day.

The signing of the LOI reflects the Company's intent to leverage its Latin American business experience and expertise to include mining operations in tandem with its ongoing commitment to oil and gas exploration, in particular to the development of the Huaya Block in Peru. The Company is currently performing due diligence on the mining assets and expects to sign a Definitive Agreement with Pacifico by November 30, 2007. Further information on the development of the mining assets will be released in the upcoming weeks. Full details of the LOI can be found in Radial's report on Form 8K to be filled with the Securities and Exchange Commission ("SEC").

Forward-Looking Statements

Except for statements of historical fact, the information presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding the Company's expectations, hopes or intentions regarding the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the ability to successfully drill and complete exploratory wells, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund future operations, and changes in consumer and business consumption habits and other factors over which Radial Energy Inc. has little or no control.

ON BEHALF OF THE BOARD
Radial Energy Inc.

G. Leigh Lyons, President

Add to Digg Bookmark with del.icio.us Add to Newsvine

Contact:

Investor Relations Contact:
J & J Investor Relations Inc.
1-888-795-2874
Visit our website at http://www.radialenergyinfo.com

Source: Market Wire (September 10, 2007 - 2:06 PM EST)

News by QuoteMedia
www.quotemedia.com